Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Eldorado Resorts, Inc. for the registration of 7,214,038 shares of its common stock, and to the incorporation by reference therein of our reports dated June 21, 2016, except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, as discussed in Note 7 and Note 2, as to which the dates are December 21, 2016, with respect to the consolidated balance sheets as of April 24, 2016 and April 26, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the fiscal years ended April 24, 2016, April 26, 2015, and April 27, 2014 and schedule of Isle of Capri Casinos, Inc. and our report dated June 21, 2016 with respect to the effectiveness of internal control over financial reporting as of April 24, 2016 of Isle of Capri Casinos, Inc., included in its Current Report on Form 8-K dated December 21, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 15, 2017